Exhibit 1.1

EXECUTION COPY

$525,000,000

YANKEE ACQUISITION CORP.

to be merged with and into

THE YANKEE CANDLE COMPANY, INC.

$325,000,000 8 1/2% Senior Notes due 2015

$200,000,000 9 3/4% Senior Subordinated Notes due 2017

PURCHASE AGREEMENT

February 1, 2007

LEHMAN BROTHERS INC.

MERRILL LYNCH, FENNER, PIERCE & SMITH INCORPORATED

as Representatives of the several initial purchasers named in Schedule I

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Yankee Acquisition Corp., a Massachusetts corporation (“Merger Sub”), proposes, upon the terms and conditions set forth herein, to issue and sell to the several initial purchasers named in Schedule I (collectively, the “Initial Purchasers”), $325,000,000 in aggregate principal amount of its 8 1/2% Senior Notes due 2015 (the “Senior Notes”) and $200,000,000 in aggregate principal amount of its 9 3/4% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes” and together with the Senior Notes, collectively, the “Notes”).

The Notes are being issued in connection with the acquisition by Madison Dearborn Partners LLC or one or more of its affiliates (collectively, the “Sponsor”), as well as certain other parties, of all of the outstanding capital stock of The Yankee Candle Company, Inc., a Massachusetts Corporation (the “Company”).

YCC Holdings LLC, a Delaware limited liability company formed by the Sponsor (“Holdings”), has entered into an Agreement and Plan of Merger dated October 24, 2006 (as amended through the date hereof, the “Plan of Merger”) with Merger Sub and the Company pursuant to which Holdings will acquire (the “Acquisition”) the Company by virtue of the merger of Merger Sub, an indirect wholly-owned subsidiary of Holdings, with and into the Company, with the Company surviving the merger, as set forth in the Plan of Merger (the “Merger”). Immediately prior to the consummation of the Acquisition, the Sponsor, as well as certain other members of management of the Company, shall have contributed cash of approximately $417,000,000 (subject to adjustment based upon the amount of the Company’s cash and debt at closing) (the “Equity Investment”), and upon consummation of the Merger and the other transactions contemplated hereby, Sponsor and management will own, indirectly, 100% of the capital stock of the Company.

References herein to the “Issuers” refer (i) prior to the Merger, solely to Merger Sub and Parent Guarantor (as defined below) and (ii) following the Merger and upon the execution of the Joinder Agreement, to the Company and each Guarantor.

The Notes will have terms and provisions that are summarized in the Pricing Disclosure Package (as defined below) and the Offering Memorandum (as defined below). The Senior Notes are to be issued pursuant to an Indenture (the “Senior Notes Indenture”) to be entered into among Merger Sub, the Company, the Guarantors (as defined below) and HSBC Bank, USA, National Association, as trustee (the “Senior Notes Trustee”). The Senior Subordinated Notes are to be issued pursuant to an Indenture (the “Senior Subordinated Notes Indenture” and together with the Senior Notes Indenture, collectively, the “Indentures”) to be entered into among Merger Sub, the Company, the Guarantors (as defined below) and HSBC Bank, USA, National Association, as trustee (the “Senior Subordinated Notes Trustee” and together with the Senior Notes Trustee, collectively, the “Trustees”). The Company will succeed to Merger Sub’s obligations under the Notes and the Indentures by operation of law. Merger Sub’s obligations and, following the Merger, the Company’s obligations under the Notes, including the due and punctual payment of interest on the Notes, will be unconditionally guaranteed (the “Guarantees”) by Yankee Holding Corp., a Delaware corporation and a direct wholly-owned subsidiary of Holdings (the “Parent Guarantor”) and each of the entities listed in Schedule II hereto (collectively, the “Subsidiary Guarantors” and together with the Parent Guarantor, collectively, the “Guarantors”). The Senior Notes and the Guarantees thereof are referred to collectively herein as the “Senior Securities” and the Senior Subordinated Notes and the Guarantees thereof are referred to collectively herein as the “Senior Subordinated Securities”. The Senior Securities and the Senior Subordinated Securities are referred to collectively herein as the “Securities”. The Securities will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) pursuant to a letter of representations, to be dated on or before the Closing Date (as defined below) (the “DTC Agreement”), among Merger Sub and DTC.

On the Closing Date (as defined below), simultaneously with the consummation of the Merger, Merger Sub, the Company, the Guarantors, Lehman Commercial Paper Inc., as administrative agent, and the lenders thereto will enter into a senior secured term loan facility in an aggregate principal amount of up to $650,000,000 (the “Term Loan Facility”) and a senior secured revolving credit facility in an aggregate principal amount of up to $125,000,000 (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”).

On the Closing Date (as defined below), immediately prior to the consummation of the Merger, Merger Sub shall issue the Notes and execute the Indentures and the Registration Rights Agreement (as defined below). Immediately after giving effect to the Merger, (i) the Company and each Subsidiary Guarantor shall execute and deliver a joinder agreement (the “Joinder Agreement”) substantially in the form of Exhibit B hereto, whereby the Company and each Subsidiary Guarantor will agree to observe and fully perform all of the rights, obligations and liabilities contemplated herein as if it was an original signatory hereto, (ii) the Company and each Subsidiary Guarantor will execute (a) a supplemental indenture to the Senior Notes Indenture (the “Senior Notes Supplemental Indenture”) and (b) a supplemental indenture to the Senior Subordinated Notes Indenture (the “Senior Subordinated Notes Supplemental Indenture” and, together with the Senior Notes Supplemental Indenture, the “Supplemental Indentures”), in

each case whereby the Company and each Subsidiary Guarantor will agree to observe and fully perform all of the rights, obligations and liabilities contemplated in the relevant Indenture as if it was an original signatory thereto and the Subsidiary Guarantors will execute a notation of guarantee representing its Guarantee and (iii) the Company and each Subsidiary Guarantor will execute and deliver a registration rights joinder agreement (the “Registration Rights Joinder Agreement”) whereby the Company and each Subsidiary Guarantor will agree to observe and fully perform all of the rights, obligations and liabilities contemplated in the Registration Rights Agreement (as defined below) as if it was an original signatory thereto. The representations, warranties, authorizations, acknowledgments, covenants and agreements of the Company and the Subsidiary Guarantors set forth in this Agreement shall not become effective as to the Company and the Subsidiary Guarantors until the execution by each of them of the Joinder Agreement, at which time such representations, warranties and agreements shall become effective as to the Company and the Subsidiary Guarantors as if made on the date hereof pursuant to the terms of the Joinder Agreement.

This Agreement, the Joinder Agreement, the Indentures, the Supplemental Indentures, the Notes, the Exchange Notes (as defined below), the Guarantees, the Exchange Guarantees (as defined below), the Registration Rights Agreement (as defined below), the Registration Rights Joinder Agreement, the Plan of Merger, the Articles of Merger (as defined in the Plan of Merger), the Merger Agreements (as defined below) and the Credit Facilities are referred to in this Agreement, collectively, as the “Operative Documents”.

On the Closing Date (as defined below), simultaneously with the consummation of the Merger, the Company shall use a portion of the net proceeds from the issue and sale of the Securities, the funding of the Credit Facilities and the Equity Investment to refinance (the “Refinancing”) all of the outstanding borrowings under a (i) $100 million revolving credit agreement, dated as of April 25, 2006 among the Company, as borrower, Aroma Naturals, Inc., as guarantor and Citizens Bank of Massachusetts, as administrative agent and (ii) $250 million revolving credit agreement, dated as of May 19, 2004, among the Company, as borrower, Aroma Naturals, Inc., as guarantor and Citizens Bank of Massachusetts, as administrative agent (as amended by Amendment No. 1 dated as of May 18, 2005 and Amendment No. 2 dated as of May 28, 2006). The term “Transactions” in this Agreement refers collectively to (i) the issuance and sale of the Securities, (ii) the execution and delivery of the Credit Facilities, (iii) the Merger, (iv) the execution and delivery of the Articles of Merger and the Merger Agreements (as defined below), (v) the Equity Investment, (vi) the Refinancing and (vii) the payment of all fees and expenses related to the foregoing.

This is to confirm the agreement concerning the purchase of the Securities from the Company and the Guarantors by the Initial Purchasers.

1. Pricing Disclosure Package and Offering Memorandum. The Securities will be offered and sold (or in the case of the Guarantees, issued) to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on an exemption pursuant to Section 4(2) under the Act. Merger Sub and Parent Guarantor have prepared and delivered to the Initial Purchasers (i) a preliminary offering memorandum, dated January 22, 2007 (as may be amended, the “Preliminary Offering Memorandum”) and (ii) a pricing supplement, dated the date hereof (as may be amended, the “Pricing Supplement”)

setting forth information regarding Merger Sub, the Company, the Guarantors, the Securities, the Exchange Securities (as defined herein), the Guarantees and the Exchange Guarantees (as defined herein), the other Operative Documents and the Transactions, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. The Preliminary Offering Memorandum and the Pricing Supplement are referred to collectively herein as the “Pricing Disclosure Package.” Promptly after the time this Agreement is executed by the parties hereto, which time shall be 2:15 p.m. New York City time on the date of this Agreement (the “Time of Execution”), Merger Sub and Parent Guarantor will prepare and deliver to each Initial Purchaser a final offering memorandum, dated the date hereof (the “Offering Memorandum”).

It is understood and acknowledged that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes (and all securities issued in exchange therefor, in substitution thereof) shall bear the following legend (along with such other legends as required by the Indentures):

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES.”

The Initial Purchasers have advised the Issuers that they will make offers (the “Exempt Resales”) of the Securities purchased by the Initial Purchasers hereunder on the terms and in the manner set forth in the Pricing Disclosure Package and the Offering Memorandum, in each case, as amended or supplemented, solely to (i) persons whom the Initial Purchasers reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Act (“QIBs”) purchasing for their own account or for the account of another QIB and (ii) outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Act. Those persons specified in clauses (i) and (ii) are referred to herein as the (“Eligible Purchasers”). The Initial Purchasers will offer the Senior Securities to Eligible Purchasers initially at a price equal to 100% of the principal amount of the Senior Securities and the Senior Subordinated Securities to Eligible Purchasers initially at a price equal to 100% of the principal amount of the Senior Subordinated Securities. Such price may be changed at any time without notice.

Holders (including subsequent transferees) of the Securities will have the registration rights set forth in the registration rights agreement in the form of Exhibit A hereto (the “Registration Rights Agreement”) among Merger Sub, the Parent Guarantor and the Initial Purchasers to be dated February 6, 2007 (the “Closing Date”), for so long as such Securities constitute “Transfer Restricted Securities” (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Issuers will agree to file with the Commission under the circumstances set forth therein, (i) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to the Issuers’ 8 1/2% Senior Notes due 2015, (the “Senior Exchange Notes”) and 9 3/4% Senior Subordinated Notes due 2017 (the “Senior Subordinated Exchange Notes” and together with the Senior Exchange Notes, collectively, the “Exchange Notes”) and the Guarantors’ guarantees thereof (the “Exchange Guarantees” and, collectively with the Exchange Notes, the “Exchange Securities”) to be offered in exchange for, respectively, the Notes and the Guarantees (such offer to exchange being referred to as the “Exchange Offer”) and (ii) a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement” and together with the Exchange Offer Registration Statement, collectively, the “Registration Statements”) relating to the resale by certain holders of the Securities, and to use their commercially reasonable efforts to cause such Registration Statements to be declared effective.

2. Representations, Warranties and Agreements of the Issuers. Each of the Issuers, jointly and severally, represent, and warrant to and agree with the Initial Purchasers as follows:

(a) When the Securities are issued and delivered pursuant to this Agreement, such Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities of Merger Sub, the Company or the Guarantors that are listed on a national securities exchange registered under Section 6 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that are quoted in a United States automated inter-dealer quotation system.

(b) Neither Merger Sub nor the Company nor any of their respective subsidiaries is, or after giving effect to the offering and sale of the Securities and upon application of the proceeds therefrom as described under the caption “Use of Proceeds” in the Pricing Disclosure Package and the Offering Memorandum will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(c) Assuming the accuracy of the Initial Purchasers’ representations and warranties set forth in Section 3(b) hereof, the offer, sale and resale of the Securities pursuant hereto (including pursuant to the Exempt Resales) will be exempt from the registration requirements of the Act.

(d) No form of general solicitation or general advertising within the meaning of Regulation D under the Act (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium, or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by Merger Sub, the Company, the Guarantors or any of their respective representatives (other than the Initial Purchasers, as to whom the Issuers make no representation) in connection with the offer and sale of the Securities contemplated hereby.

(e) No form of general solicitation or general advertising was used by Merger Sub, the Company, the Guarantors or any of their respective representatives (other than the Initial Purchasers, as to whom the Issuers make no representation) with respect to Securities sold outside the United States to non U.S. persons (as defined in Rule 902 under the Act), and Merger Sub, the Company, any affiliate of Merger Sub and the Company and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuers make no representation) have complied with and will implement the “offering restrictions” requirements of Regulation S under the Act in connection with the offering of Securities outside the United States to non-U.S. persons, and in connection therewith, the Pricing Disclosure Package and the Offering Memorandum will contain the disclosure required by Rule 902(g)(2) under the Act. Neither Merger Sub, the Company, the Guarantors nor any of their respective affiliates or any person acting on any such person’s behalf (other than the Initial Purchasers, as to whom the Issuers make no representation) has taken or will take any action to cause the offering or sale of the Securities to violate any provision of Regulation S under the Act.

(f) Prior to the effectiveness of any Registration Statement, it is not necessary to qualify the Indentures in respect of the Securities under the Trust Indenture Act of 1939, as amended (the “TIA”).

(g) The sale of the Securities pursuant to Regulation S under the Act is not part of a plan or scheme to evade the registration provisions of the Act.

(h) Each certificate signed by any officer of any of Merger Sub, the Company or any Guarantor in connection with this Agreement or any other Operative Document and delivered to the Initial Purchasers or counsel for the Initial Purchasers at the closing shall be deemed to be a representation and warranty by Merger Sub, the Company or such Guarantor to the Initial Purchasers as to the matters covered thereby.

(i) Each of the Pricing Disclosure Package, as of the Time of Execution, and the Offering Memorandum, as of its date and the Closing Date, contains all the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Act.

(j) The Pricing Disclosure Package and the Offering Memorandum have been prepared by Merger Sub and Parent Guarantor for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Pricing Disclosure Package or the Offering Memorandum, or any amendment or supplement thereto, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act has been issued and, to the knowledge of the Issuers, no proceeding for that purpose has commenced or is pending or contemplated.

(k) The Pricing Disclosure Package, as of the Time of Execution and the Closing Date and the Offering Memorandum, as of its date and the Closing Date, did not and will not at any time contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the representations and warranties contained in this clause (k) shall not apply to statements in or omissions from the Pricing Disclosure Package and the Offering Memorandum made in reliance upon and in conformity with information relating to the Initial Purchasers furnished to Merger Sub or Parent Guarantor in writing by or on behalf of the Initial Purchasers expressly for inclusion therein. On the date filed with the Commission, the Company’s Annual Report on From 10-K most recently filed with the Commission and all subsequent reports that have been filed by the Company with the Commission or sent to securityholders pursuant to the Exchange Act, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the regulations of the Commission thereunder in effect at the time of such filing.

(l) The statistical and market-related, customer-related and industry-related data and estimates included under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in the Pricing Disclosure Package and the Offering Memorandum are based on or derived from sources that Merger Sub, Parent Guarantor and the Company believe to be reliable and accurate in all material respects.

(m) Each of Merger Sub, the Company and their respective subsidiaries has been duly incorporated or formed, as the case may be, is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as the case may be, in the jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except as would not, singularly or in the aggregate, reasonably be expected to have a material adverse effect on the condition, financial or other, stockholders’ equity or other ownership interests, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), and has all corporate or other power and authority necessary to own, lease or hold its properties and to conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum, except where such failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect.

(n) The Company had an authorized capitalization as set forth in the Pricing Disclosure Package and the Offering Memorandum, and, immediately after the consummation of the Transactions and the other transactions contemplated by the Operative Documents, the Company would have had an authorized and outstanding capitalization as of the date set forth under the heading “Pro Forma” in the section of the Pricing Disclosure Package and the Offering Memorandum entitled “Capitalization”; and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and all of the issued shares or membership interests of capital stock of each subsidiary of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except as disclosed in the Pricing Disclosure Package and the Offering Memorandum and except for such liens, encumbrances, equities or claims that would not reasonably be expected to have a Material Adverse Effect.

(o) Merger Sub (i) has delivered to the Initial Purchasers a true and correct copy of each of the Plan of Merger, the Articles of Merger and all other agreements related to the Merger (such other agreements, the “Merger Agreements”) that have been executed and delivered prior to the date of this Agreement; and (ii) has delivered, or made available, on or prior to the Closing Date, each other Operative Document and Merger Agreement in the form substantially as it will be executed and delivered on or prior to the Closing Date, together with all related agreements and all schedules and exhibits thereto, and as of the date hereof there have been no amendments, alterations, modifications or waivers of any of the provisions of any of the Operative Documents since their date of execution or from the form in which any such Operative Document has been delivered or made available to the Initial Purchasers; and there exists as of the date hereof (after giving effect to the Transactions) no event or condition that would conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under the Operative Documents by Merger Sub, the Company or the Guarantors, or to the knowledge of Merger Sub, the Company or the Guarantors, the other parties thereto, that would reasonably be expected to have a Material Adverse Effect or materially adversely affect the ability of Merger Sub, the Company or the Guarantors, as applicable, to consummate the Transactions.

(p) Each of Holdings, Merger Sub and the Company has all requisite corporate or other power and authority to enter into the Articles of Merger and the Merger Agreements to which it is a party. The Articles of Merger and the Merger Agreements have been duly and validly authorized by each of Holdings, Merger Sub and the Company party thereto and, on or prior to the Closing Date, will have been duly executed and delivered by each of Holdings, Merger Sub and the Company party thereto. When the Articles of Merger and the Merger Agreements have been duly executed and delivered by each of Holdings, Merger Sub and the Company party thereto, assuming due authorization, execution and delivery by the other parties thereto, the Articles of Merger and the Merger Agreements will constitute the valid and binding agreement of each of Holdings, Merger Sub and the Company party thereto, enforceable against Holdings, Merger Sub and the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

(q) Each of Merger Sub and the Parent Guarantor has all requisite corporate or other power and authority to enter into each Indenture. Each Indenture has been duly and validly authorized by each of Merger Sub and the Parent Guarantor, and on the Closing Date, will have been validly executed and delivered by Merger Sub and the Parent Guarantor. When the

Indentures have been duly executed and delivered by Merger Sub and the Parent Guarantor, assuming due authorization, execution and delivery by the Trustees, each Indenture will constitute the valid and binding agreement of Merger Sub and the Parent Guarantor, enforceable against the Issuers in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies. On the Closing Date, the Indentures will conform to the requirements of the TIA, and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.

(r) On the Closing Date the Indentures will conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum.

(s) Each of the Company and the Subsidiary Guarantors has all requisite corporate or other power and authority to enter into each Supplemental Indenture. Each Supplemental Indenture has been duly and validly authorized by each of the Company and the Subsidiary Guarantors, and on the Closing Date, following the Merger, will have been validly executed and delivered by the Company and the Subsidiary Guarantors. When the Supplemental Indentures have been duly executed and delivered by the Company and each of the Subsidiary Guarantors, assuming due authorization, execution and delivery by the Trustees, each Supplemental Indenture will constitute the valid and binding agreement of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

(t) Each of Merger Sub and the Company has all requisite corporate power and authority to issue and sell the Notes. The Notes have been duly and validly authorized by Merger Sub and the Company and, on the Closing Date, will have been validly executed and delivered by Merger Sub. When the Notes have been duly issued, executed and authenticated in accordance with the terms of the Indentures, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, the Notes will be validly issued and delivered and will constitute valid and legally binding obligations of Merger Sub and, following the Merger, the Company by operation of law, entitled to the benefits of the relevant Indenture, enforceable against the Merger Sub and, following the Merger, the Company by operation of law in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

(u) On the Closing Date, the Notes will conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum.

(v) Each of Merger Sub and the Company has all requisite corporate power and authority to issue the Exchange Notes. The Exchange Notes have been duly and validly authorized by each of Merger Sub and the Company. When the Exchange Notes are duly issued, executed and authenticated in accordance with the terms of the Indentures and delivered in accordance with the Exchange Offer provided for in the Registration Rights Agreement, the Exchange Notes will constitute valid and binding obligations of the Company entitled to the benefits of the relevant Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

(w) Each Guarantor has all requisite corporate or other power and authority to issue the Guarantees. The Guarantees have been duly and validly authorized by each Guarantor and, on the Closing Date, will have been validly executed and delivered by Parent Guarantor, and, following the Merger, each Subsidiary Guarantor. When the Guarantees have been duly issued, executed and delivered by the Guarantors in accordance with the terms of the Indentures and upon the due execution, authentication and delivery of the Notes in accordance with the Indentures and the issuance of the Notes in the sale to the Initial Purchasers contemplated by this Agreement, the Guarantees will constitute valid and binding obligations of the Guarantors entitled to the benefits of the relevant Indenture, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

(x) On the Closing Date, the Guarantees will conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum.

(y) Each Guarantor has all requisite corporate or other power and authority to issue the Exchange Guarantees. The Exchange Guarantees have been duly and validly authorized by the Guarantors. When the Exchange Guarantees are duly issued, executed and delivered by the Guarantors in accordance with the terms of the Indentures and upon the due execution and authentication of the Exchange Notes in accordance with the Indentures and the issuance and delivery of the Exchange Notes in the Exchange Offer contemplated by the Registration Rights Agreement, the Exchange Guarantees will constitute valid and binding obligations of the Guarantors, entitled to the benefits of the relevant Indenture, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

(z) Each of Merger Sub and the Parent Guarantor has all requisite corporate or other power and authority to enter into the Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by each of Merger Sub and the Parent Guarantor and, on the Closing Date, will have been duly executed and delivered by Merger Sub and the Parent Guarantor. When the Registration Rights Agreement has been duly executed and delivered by Merger Sub and the Parent Guarantor in accordance with the terms thereof, the Registration Rights Agreement (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) will constitute the valid and binding agreement of Merger Sub and the Parent Guarantor in accordance with the terms thereof, enforceable against the Issuers in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, (ii) the availability of equitable remedies and (iii) as to rights of indemnification and contribution, by principles of public policy.

(aa) On the Closing Date, the Registration Rights Agreement will conform to the description thereof in the Pricing Disclosure Package and the Offering Memorandum.

(bb) Each of the Company and the Subsidiary Guarantors has all requisite corporate or other power and authority to enter into the Registration Rights Joinder Agreement. The Registration Rights Joinder Agreement has been duly and validly authorized by each of the Company and the Subsidiary Guarantors and, on the Closing Date, following the Merger, will have been duly executed and delivered by the Company and the Subsidiary Guarantors. When the Registration Rights Joinder Agreement has been duly executed and delivered by the Company and each of the Subsidiary Guarantors in accordance with the terms thereof, the Registration Rights Joinder Agreement will constitute the valid and binding agreement of the Company and the Subsidiary Guarantors in accordance with the terms thereof, enforceable against the Company and each Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, (ii) the availability of equitable remedies and (iii) as to rights of indemnification and contribution, by principles of public policy.

(cc) Each of Merger Sub, the Company and the Guarantors has all requisite corporate or other power and authority to enter into the Credit Facilities. The Credit Facilities have been duly and validly authorized by Merger Sub, the Company and the Guarantors and, on the Closing Date, will have been duly executed and delivered by Merger Sub, the Company and each of the Guarantors. When the Credit Facilities have been duly executed and delivered by Merger Sub, the Company and each Guarantor in accordance with the terms thereof, the Credit Facilities (assuming the due authorization, execution and delivery thereof by the administrative agent and the lenders party thereto) will constitute the valid and binding agreement of Merger Sub, the Company and each Guarantor in accordance with the terms thereof, enforceable against the Issuers in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

(dd) On the Closing Date, the Credit Facilities will conform in all material respects to the description thereof in the Pricing Disclosure Package and the Offering Memorandum.

(ee) Each of Merger Sub and the Parent Guarantor has all requisite corporate or other power and authority to enter into this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Merger Sub and Parent Guarantor.

(ff) Each of the Company and the Subsidiary Guarantors has all requisite corporate or other power and authority to enter into the Joinder Agreement. The Joinder Agreement has been duly and validly authorized by the Company and the Subsidiary Guarantors and, on the Closing Date, following the Merger, will have been duly executed and delivered by the Company and the Subsidiary Guarantors. When the Joinder Agreement has been duly executed and delivered by the Company and each of the Subsidiary Guarantors in accordance with the terms thereof, the Joinder Agreement will constitute the valid and binding agreement of the Company and the Subsidiary Guarantors in accordance with the terms thereof, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

(gg) The issue and sale of the Notes by Merger Sub, the assumption by operation of law by the Company of the obligations under the Notes in connection with the Merger, the issuance of the Guarantees by each Guarantor and the execution, delivery, performance and compliance by Merger Sub, the Company and each of the Guarantors party thereto with all of the provisions of the Operative Documents and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Merger Sub, the Company, the Guarantors or any of their respective subsidiaries is a party or by which Merger Sub, the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the property or assets of Merger Sub, the Company, the Guarantors or any of their respective subsidiaries is subject, (ii) result in any violation of the provisions of the charter, by-laws or other operative agreements of Merger Sub, the Company, the Guarantors or any of their respective subsidiaries, (iii) violate or conflict with any statute or any order, rule, regulations, judgment or decree of any court or governmental agency or body having jurisdiction over Merger Sub, the Company, the Guarantors or any of their respective subsidiaries or any of their properties or assets, or (iv) require the consent, approval, authorization or other order of, or filing, registration or qualification with any such court or governmental agency or body, except for the filing of any Registration Statement by the Issuers with the Commission pursuant to the Act as required by the Registration Rights Agreement, the qualification of the Indentures under the TIA in connection with the issuance of the Exchange Securities and such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers, and except in the case of clauses (i) and (iii) above, such conflicts, violation, breach or defaults which, singularly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(hh) Except as described in the Pricing Disclosure Package and the Offering Memorandum, there are no contracts, agreements or understandings between Merger Sub, the Company, any Guarantor and any person granting such person the right to require Merger Sub, the Company or any Guarantor to file a registration statement under the Act with respect to any securities of Merger Sub, the Company or any Guarantor (other than the Registration Rights Agreement) owned or to be owned by such person or to require Merger Sub, the Company or any Guarantor to include such securities in the securities registered pursuant to the Registration Rights Agreement or in any securities being registered pursuant to any other registration statement filed by Merger Sub, the Company or any Guarantor under the Act.

(ii) During the six-month period preceding the date of the Offering Memorandum, none of Merger Sub, the Company, the Guarantors nor any of their affiliates (as defined in Rule 501(b) of Regulation D under the Act) has offered or sold to any person any Securities or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Initial Purchasers hereunder. None of Merger Sub, the Company, the Guarantors nor any of their affiliates (as defined in Rule 501(b) of Regulation D under the Act)

has directly or through any agent (other than the Initial Purchasers or any affiliate of the Initial Purchasers, as to which no representation is made), sold, offered for sale, contracted to sell, pledged, solicited offers to buy or otherwise disposed of or negotiated in respect of any security (as defined in the Act) that is currently or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Act.

(jj) None of the Company, the Guarantors nor any of their respective subsidiaries has sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package and the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth or contemplated in the Pricing Disclosure Package and the Offering Memorandum; and, since such date, there has not been any change in the stockholders’ equity or other ownership interests or long-term debt of the Company, the Guarantors or any of their respective subsidiaries or any material adverse change, or any development that could reasonably be expected to have a Material Adverse Effect, other than as set forth or contemplated in the Pricing Disclosure Package and the Offering Memorandum.

(kk) The consolidated historical and pro forma financial statements, together with the related notes thereto, set forth in the Pricing Disclosure Package and the Offering Memorandum, comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act applicable to registration statements filed on Form S-1 under the Securities Act. The consolidated historical financial statements, together with the related notes thereto, set forth in the Pricing Disclosure Package and the Offering Memorandum present fairly, in all material respects, the financial position of the Company at the respective dates indicated and the results of operations and cash flows for the respective periods indicated, in each case in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout such periods. The pro forma financial statements set forth in the Pricing Disclosure Package and the Offering Memorandum have been prepared on a basis consistent with such historical statements, and the pro forma adjustments specified therein include all material adjustments to the historical financial data required by Rule 11-02 of Regulation S-X to reflect the Transactions contemplated by the Pricing Disclosure Package and the Offering Memorandum, and give effect to assumptions made on a reasonable basis and present fairly, in all material respects, the Transactions contemplated by the Pricing Disclosure Package and the Offering Memorandum. The other financial information and data included in the Pricing Disclosure Package and the Offering Memorandum, historical and pro forma, to the extent derived from or based on financial statements and the books and records of the Company, are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

(ll) Deloitte & Touche LLP, who have audited certain financial statements of the Company, whose report appears in the Pricing Disclosure Package and the Offering Memorandum and who have delivered the “comfort” letter referred to in Section 7(g) hereof, are independent registered public accountants as required by the Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board, during the periods covered by the financial statements on which they reported contained in the Pricing Disclosure Package and the Offering Memorandum.

(mm) The retail sales, wholesale sales, total sales, Adjusted EBITDA, comparable store sales (including Consumer Direct), rent expense and capital expenditures for the thirteen weeks ended December 30, 2006 and the fifty-two weeks ended December 30, 2006 included in the Pricing Disclosure Package and the Offering Memorandum under the heading “Summary—Recent Developments” were determined by the Company with a reasonable basis and in good faith. Nothing has come to the attention of Merger Sub, the Company nor any Guarantor that would cause any of them to believe that the actual retail sales, wholesale sales, total sales, Adjusted EBITDA, comparable store sales (including Consumer Direct), rent expense and capital expenditures for the applicable periods will be materially different from the estimates disclosed in the Pricing Disclosure Package and the Offering Memorandum.

(nn) The Company, the Guarantors and each of their respective subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except such liens as are described in the Pricing Disclosure Package and the Offering Memorandum and such as do not materially affect the value of the property of the Company and its subsidiaries taken as a whole and do not materially interfere with the use made and proposed to be made of such property by the Company, the Guarantors or any of their respective subsidiaries; and all real property and buildings held under lease by the Company, the Guarantors or any of their respective subsidiaries are held by them under valid, subsisting and enforceable leases (except as such enforceability may be limited by laws relating to bankruptcy and the general principles of equity), with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company, the Guarantors or any of their subsidiaries.

(oo) The Company, the Guarantors and each of their respective subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries; and none of the Company, the Guarantors nor any of their respective subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not have a Material Adverse Effect.

(pp) The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses, except where the failure to own, posses or have the right to use such Intellectual Property, singularly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Company, the Guarantors nor any of their respective subsidiaries have received any notice of any infringement or misappropriation of, or claim of conflict with any rights of others that would reasonably be expected to have a Material Adverse Effect.

(qq) There are no legal or governmental proceedings pending to which the Company, the Guarantors or any of their respective subsidiaries is a party or to which any property or assets of the Company, the Guarantors or any of their respective subsidiaries is the subject that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would reasonably be expected to have a Material Adverse Effect or could materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under any of the Operative Documents, or which are otherwise material in the context of the sale of the Securities or the Exchange Securities; and to the best of the Company’s and each Guarantors’ knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(rr) No relationship, direct or indirect, required to be described in an issuer’s registration statement pursuant to Item 404 of Regulation S-K, exists between or among Merger Sub, the Company, any Guarantor of any of their respective subsidiaries, on the one hand, and the directors, officers, stockholders, other affiliates, customers or suppliers of the Company or any Guarantor, on the other hand, that has not been described in the Pricing Disclosure Package and the Offering Memorandum.

(ss) No disturbance by the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect; and there are no significant unfair labor practice complaints pending against the Company or any of its subsidiaries or, to the best of the Issuer’s knowledge threatened against any of them that would reasonably be expected to have a Material Adverse Effect.

(tt) The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any Guarantor would have any liability; neither the Company nor any Guarantor has incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” (as defined in ERISA) or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any Guarantor would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(uu) The Company and its subsidiaries has filed all foreign, federal, state and local income and franchise tax returns required to be filed through the date hereof or has timely requested extensions thereof, and have paid all taxes, penalties and interest assessments, fees and other charges due thereon, other than (i) those that are being contested in good faith and for which reserves have been provided in accordance with GAAP to the extent required thereby or (ii) those currently payable without penalty with interest due thereon, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries that has had (nor does the Company or any subsidiary have any knowledge of any tax deficiency that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have) a Material Adverse Effect.

(vv) From the date of the Pricing Disclosure Package through the date hereof and except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, neither the Company nor any Guarantor has (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business or in connection with the Transactions, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.

(ww) Each of the Company and its subsidiaries and their respective officers and directors maintain a system of accounting controls that is in compliance with the Sarbanes—Oxley Act of 2002, including any related rules and regulations promulgated by the Commission thereunder (the “Sarbanes-Oxley Act”) and is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of their consolidated financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to their assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xx) Neither Merger Sub, the Company, the Guarantors nor any of their respective subsidiaries (i) is in violation of its respective charter, by-laws or operating agreement, as the case may be, (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, agreement, covenant, condition or other obligation contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any law, ordinance, administrative or governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain or maintain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, which defaults and violations, in the case of clauses (ii) and (iii) above, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(yy) Neither Merger Sub, the Company, the Guarantors nor any of their respective subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of Merger Sub, the Company, the Guarantors or any of their respective subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(zz) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Merger Sub or the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(aaa) Neither Merger Sub, the Company, any of their respective subsidiaries nor, to the knowledge of Merger Sub or the Company, any of their respective directors, officers, agents, employees or affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither Merger Sub nor the Company will directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(bbb) Neither Merger Sub nor the Company has knowingly taken any action or omitted to take any action (such as issuing any press release relating to any Securities without an appropriate legend) which may result in the loss by any of the Initial Purchasers of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the Financial Services and Markets Act 2000 (the “FSMA”).

(ccc) There has been no storage, disposal, arrangement for or permitting the disposal of, generation, manufacture, refinement, transportation, handling, release or treatment of any Hazardous Substances (as defined below) by the Company or any of its subsidiaries (or, to the knowledge of the Company or any of its predecessors in interest), at, upon or from any of the property now or previously owned or leased by the Company or its subsidiaries or any other location in violation of any applicable Environmental Laws (as defined below) or permits, licenses or registrations required under Environmental Law (“Environmental Permits”) or which could require investigatory, corrective or remedial action under any Environmental Laws (as defined below) or Environmental Permits, except for any violation or investigatory, corrective or remedial action which could not have, or could not be reasonably likely to have, singularly or in the aggregate with all such violations and investigatory, corrective or remedial actions, a Material Adverse Effect on the Company and its subsidiaries; there has been no presence, spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any Hazardous Substances (as defined below), except for any such presence, spill, discharge, leak, emission, injection, escape, dumping or release which could not have or could not be reasonably expected to have, singularly or in the aggregate with all such presence, spills, discharges, leaks, emissions, injections, escapes, dumpings and releases, a Material Adverse Effect. As used in this paragraph, “Environmental Laws” means any and all applicable federal, state, local and foreign laws, ordinances, regulations and common law, or any administrative or judicial order, consent, decree or judgment thereof, relating to pollution or the protection of human health or the environment, including, without limitation, those related to (i) emissions, discharges, releases or threatened releases of, or exposure to Hazardous Substances, (ii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, arranging for or permitting the disposal, transport or handling of Hazardous Substances, or (iii) the investigation, remediation or cleanup of any Hazardous Substances. As used in this paragraph, “Hazardous Substances” means pollutants, contaminants or hazardous, dangerous, toxic, biohazardous or infectious substances, materials or wastes or any other chemical substance regulated under Environmental Laws.

(ddd) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(eee) The statements set forth in the Pricing Disclosure Package and the Offering Memorandum under the captions “The Transactions” and “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Securities, the Indentures and the Registration Rights Agreement and under the captions “Summary,” “Risk Factors,” “Certain U.S. Federal Income Tax Considerations,” “Certain Relationships and Related Party Transactions”, “Description of the Senior Credit Facility,” “Management—Employment Agreements,” “Plan of Distribution” and “Notice to Investors”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate in all material respects.

(fff) Neither Merger Sub, the Company, the Guarantors nor any of their respective affiliates nor any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuers make no representation) has taken any action that is designed to or that has constituted or that might have been expected to cause or result in stabilization or manipulation of the price of any security of Merger Sub, the Company or the Guarantors in connection with the offering to facilitate the sale or resale of the Securities.

(ggg) The minute books and records of Merger Sub, the Company and their respective subsidiaries relating to proceedings of their respective stockholders, boards of directors, and committees of their respective boards of directors made available to Milbank, Tweed, Hadley & McCloy LLP, counsel for the Initial Purchasers, are their original minute books and records or are true, correct and complete copies thereof, with respect to all proceedings of said stockholders, boards of directors and committees since January 1, 2003 through the date hereof. In the event that definitive minutes have not been prepared with respect to any proceedings of such stockholders, boards of directors or committees, the Company has made available to Milbank, Tweed, Hadley & McCloy LLP with originals or true, correct and complete copies of draft minutes or written agendas relating thereto, which drafts and agendas, if any, reflect all material events that occurred in connection with such proceedings.

(hhh) The stockholders of the Company approved the Merger and the Plan of Merger at a special meeting held on January 23, 2007.

(iii) Prior to the Merger, Company is subject to Section 13 or 15(d) of the Exchange Act.

(jjj) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act), which (i) are reasonably designed to ensure that material information relating to the Company and its consolidated subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the period covered by the Company’s most recent annual or quarterly report filed with the Commission, and (iii) are effective in all material respects to perform the functions for which they were established.

(kkk) Based on the evaluation of its disclosure controls and procedures, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which would reasonably be likely to adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls over financial reporting, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(lll) Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls over financial reporting or in other factors that would significantly affect internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

(mmm) No action has been taken and no law, statute, rule or regulation or order has been enacted, adopted or issued by any governmental agency or body which prevents the execution, delivery and performance of any of the Operative Documents, the issuance of the Securities, the consummation of the other Transactions, or suspends the sale of the Securities in any jurisdiction; and no injunction, restraining order or other order or relief of any nature by a federal or state court or other tribunal of competent jurisdiction has been issued with respect to the Company or any of the Guarantors which would prevent or suspend the issuance or sale of the Securities in any jurisdiction.

(nnn) Each of Merger Sub and the Parent Guarantor is, and immediately after the consummation of the Transactions (as defined in the Pricing Disclosure Package and the Offering Memorandum) each of the Issuers will be, solvent. As used in this paragraph, the term “solvent“ when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this clause (kkk), “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

(ooo) The Company is in compliance with all applicable provisions of the Sarbanes–Oxley Act.

3. Purchase of the Securities by the Initial Purchasers, Agreements to Sell, Purchase and Resell. (a) Merger Sub hereby agrees, on the basis of the representations, warranties and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of each of Merger Sub, the Company and the Guarantors herein contained and subject to all the terms and conditions set forth herein, each of the Initial Purchasers agrees, severally and not jointly, to purchase from Merger Sub, the total principal amount of Senior Securities set forth opposite the name of such Initial Purchaser in Schedule I hereto at a purchase price of 97.75% of the principal amount of the Senior Securities and the total principal amount of Senior Subordinated Securities set forth opposite the name of such Initial Purchaser in Schedule I hereto at a purchase price of 97.50% of the principal amount of the Senior Subordinated Securities. Neither Merger Sub, the Company nor any Guarantor shall be obligated to deliver any of the Securities to be delivered hereunder except upon payment for all of the Securities to be purchased as provided herein.

(b) Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to the Issuers that it will offer the Securities for sale upon the terms and conditions set forth in this Agreement and in the Pricing Disclosure Package and the Offering Memorandum. Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to, and agrees with the Issuers that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities; (ii) is purchasing the Securities pursuant to a private sale exempt from registration under the Act; (iii) in connection with the Exempt Resales, will solicit offers to buy the Securities only from, and will offer to sell the Securities only to, the Eligible Purchasers in accordance with this Agreement, Rule 144A or Rule 903 under the Act, and on the terms contemplated by the Offering Memorandum; and (iv) will not offer or sell the Securities, nor has it offered or sold the Securities by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) and, with respect to Securities sold outside the United States to non-U.S. purchasers in reliance on Regulation S under the Act, will not engage in any directed selling efforts within the meaning of Rule 902 under the Act, in connection with the offering of the Securities. The Initial Purchasers have advised the Issuers that they will offer the Senior Securities to Eligible Purchasers at a price initially equal to 100% of the aggregate principal amount of the Senior Securities and the Senior Subordinated Securities to Eligible Purchasers at a price equal to 100% of the aggregate principal amount of the Senior Subordinated Securities, in each case, plus accrued interest, if any, from the date of issuance of such Securities. Such price may be changed by the Initial Purchasers at any time thereafter without notice.

Each of the Initial Purchasers understands that Merger Sub, the Company, the Guarantors and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(c), 7(d) and 7(e) hereof, counsel to Merger Sub, the Company and the Guarantors and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and the Initial Purchasers hereby consent to such reliance.

4. Delivery of the Securities and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Securities shall be made at the office of Kirkland & Ellis LLP, at 153 East 53rd Street, New York, New York 10022 at 9:00 A.M., New York City time, on the Closing Date. The place of closing for the Securities and the Closing Date may be varied by agreement between the Initial Purchasers and the Company.

The Securities will be delivered to the Initial Purchasers, or the Trustees as custodian for DTC, against payment by or on behalf of the Initial Purchasers of the purchase price therefore, by wire transfer in immediately available funds, by causing DTC to credit the Securities to the account of the Initial Purchasers at DTC. The Securities will be evidenced by one or more global securities in definitive form (the “Global Securities”) and will be registered, in the case of the Global Securities, in the name of Cede & Co. as nominee of DTC pursuant to the DTC Agreement, and in the other cases, in such names and in such denominations as the Initial Purchasers shall request prior to 9:30 A.M., New York City time, on the second business day preceding the Closing Date. The Securities to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 9:30 A.M., New York City time, on the business day next preceding the Closing Date.

5. Agreements of Merger Sub, the Company and the Guarantors. Each of Merger Sub, the Company and the Guarantors jointly and severally agree with each of the Initial Purchasers as follows:

(a) As promptly as practicable after the Time of Execution and, in any event, not later than the second business day following the date hereof, Merger Sub and Parent Guarantor will prepare and deliver to each Initial Purchaser the Offering Memorandum, which shall be materially consistent with the Preliminary Offering Memorandum, as modified only by the information contained in the Pricing Supplement.

(b) Each of Merger Sub, the Company and the Guarantors will furnish to the Initial Purchasers, without charge, such number of copies of the Pricing Disclosure Package and the Offering Memorandum and any amendments or supplements thereto as they may then be amended or supplemented as they may reasonably request.

(c) To advise the Initial Purchasers promptly and, if requested by the Initial Purchasers, to confirm such advice in writing, (i) of the issuance by the Commission or any state securities commission of any stop order or order suspending the qualification or exemption from qualification of the Securities for offering or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose by the Commission or any state securities commission or other regulatory authority, and (ii) the happening of any event that makes any statement of a material fact made in the Pricing Disclosure Package or the Offering

Memorandum untrue or which requires the making of any additions to or changes in the Pricing Disclosure Package or the Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of Merger Sub and the Company shall use all commercially reasonable efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of the Securities under any state securities or Blue Sky laws and, if at any time any state securities commission shall issue any stop order suspending the qualification or exemption of the Securities under any state securities or Blue Sky laws, each of Merger Sub and the Company shall use all commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(d) Neither Merger Sub nor Parent Guarantor will make any amendment or supplement to the Pricing Disclosure Package. Each of Merger Sub, the Company and the Guarantors will not make any amendment or supplement to the Offering Memorandum prior to the Closing Date unless the Initial Purchasers shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing and the Initial Purchasers have provided prior written consent, which consent will not be unreasonably withheld.

(e) Each of Merger Sub, the Company and the Guarantors consents to the use, in accordance with the securities or Blue Sky laws of the jurisdictions in which the Securities are offered by the Initial Purchasers and by dealers, prior to the date of the Offering Memorandum, of the Pricing Disclosure Package so furnished by Merger Sub and Parent Guarantor. Each of Merger Sub, the Company and the Guarantors consents to the use of the Pricing Disclosure Package and the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Securities are offered by the Initial Purchasers and by all dealers to whom Securities may be sold, in connection with the offering and sale of the Securities.

(f) If, at any time prior to completion of the distribution of the Securities by the Initial Purchasers to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of Merger Sub, the Company, any of the Guarantors or in the opinion of counsel for the Initial Purchasers, should be set forth in the Pricing Disclosure Package or the Offering Memorandum so that the Pricing Disclosure Package or the Offering Memorandum does not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Pricing Disclosure Package or the Offering Memorandum in order to comply with any applicable law, Merger Sub and Parent Guarantor will prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers a reasonable number of copies thereof.

(g) Each of Merger Sub, the Company and the Guarantors will cooperate with the Initial Purchasers and with their counsel in connection with the qualification of the Securities for offering and sale by the Initial Purchasers and by dealers under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may designate and will continue such qualifications in effect for so long as may be necessary to complete the resales of the Securities by the Initial Purchasers and by dealers; provided, that in no event shall Merger Sub, the Company or any of the Guarantors be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities or to taxation, in any jurisdiction where it is not now so subject.

(h) For a period of 180 days from the date of the Offering Memorandum, each of Merger Sub, the Company and the Guarantors agree not to, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition in the future of), any debt securities of Merger Sub, the Company, the Guarantors or any of their respective subsidiaries, except (i) in exchange for the Exchange Securities and the Exchange Guarantees in connection with the Exchange Offer, (ii) with the prior consent of Lehman Brothers Inc. (which consent may be withheld in the sole discretion of Lehman Brothers Inc.) or (iii) loans pursuant to the Credit Facilities.

(i) Merger Sub and the Company will furnish or make available to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified annual reports containing financial statements audited by independent public accountants and quarterly reports containing financial statements and financial information which may be unaudited. Any report, document or other information required to be furnished or made available under this paragraph shall be furnished or made available as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Memorandum), will make available to its securityholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail such report, document or information becomes publicly available. Any annual or quarterly report filed with the Commission pursuant to the Electronic Data Gathering and Retrieval System shall be deemed to be made available to the holders of the Securities.

(j) So long as any of the Securities are outstanding, Merger Sub, the Company and the Guarantors will furnish to the Initial Purchasers (i) as soon as available, a copy of each report of the Company or any Guarantor mailed to stockholders generally or filed with any stock exchange or regulatory body and (ii) from time to time such other information concerning the Company and the Guarantors as the Initial Purchasers may reasonably request.

(k) Each of Merger Sub and the Company will apply the net proceeds from the sale of the Securities to be sold by it hereunder and the other Transactions in accordance in all material respects with the description set forth in the Pricing Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds.”

(l) Except as stated in this Agreement, in the Pricing Disclosure Package and in the Offering Memorandum, neither Merger Sub, the Company, the Guarantors nor any of their respective affiliates has taken, nor will any of them take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Securities of Merger Sub, the Company or any of the Guarantors to facilitate the sale or resale of the Securities. Except as permitted by the Act, neither the Company, the Guarantors nor any of their subsidiaries will distribute any offering material in connection with the Exempt Resales.

(m) Each of Merger Sub, the Company and the Guarantors will use their reasonable best efforts to permit the Securities to be designated Private Offerings, Resales and Trading through Automated Linkages (PORTALSM) Market (the “PORTALSM Market”) securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTALSM Market and to permit the Securities to be eligible for clearance and settlement through DTC.

(n) From and after the Closing Date, so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, Merger Sub, the Company and the Guarantors will furnish or make available to holders of the Securities and prospective purchasers of Securities designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act to permit compliance with Rule 144A in connection with resale of the Securities.

(o) Until the earlier of (i) two years after the Closing Date or (ii) the date that all Registration Statements required to be filed pursuant to the Registration Rights Agreement shall become effective, each of Merger Sub, the Company and the Guarantors will not, and will not permit any of their “affiliates” (as defined in Rule 144 under the Act), to, resell any of the Securities that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(p) Each of Merger Sub, the Company and its subsidiaries agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Securities.

(q) In connection with the offering of the Securities, until the Initial Purchasers shall have notified Merger Sub and the Company of the completion of the resale of the Securities, Merger Sub, the Company and the Guarantors will not, and will use their reasonable best efforts to cause its controlled affiliates not to, either alone or with one or more other persons, offer or sell the Securities in the United States (i) by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act or (ii) with respect to any such securities sold in reliance on Rule 903 under the Act, by means of any directed selling effort within the meaning of Rule 902 under the Act or otherwise in violation of the offering restriction requirements of Regulation S under the Act.

(r) Each of Merger Sub, the Company and the Guarantors will take such steps as shall be necessary to ensure that neither Merger Sub, the Company nor any of the Company’s subsidiaries is required to register as an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended and the rules and regulations of the Commission thereunder.

(s) Each of Merger Sub, the Company and the Guarantors will do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers’ obligations hereunder to purchase the Securities.

(t) Immediately following the Merger, the Company (as successor to Merger Sub) will execute and deliver the Supplemental Indentures, the Joinder Agreement and the Registration Rights Joinder Agreement and shall cause each of the Guarantors to execute and deliver the Supplemental Indentures, the Joinder Agreement, the Registration Rights Joinder Agreement and the notations of guarantee representing its Guarantees.

6. Expenses. Each of Merger Sub, the Company and the Guarantors, jointly and severally, agrees to pay the following costs and expenses: (i) the preparation, printing, filing and distribution of the Pricing Disclosure Package and the Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Company’s accountants and counsel, but excluding, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (ii) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of the Operative Documents, all Blue Sky Memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than reasonable fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky Memoranda as described in clause (iv) below); (iii) the issuance and delivery by Merger Sub of the Notes and by the Guarantors of the Guarantees and any taxes payable in connection therewith; (iv) the qualification of the Securities and Exchange Securities for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (v) the furnishing of such copies of the Pricing Disclosure Package and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested by the Initial Purchasers for use in connection with the Exempt Resales; (vi) the preparation of certificates for the Securities (including, without limitation, printing and engraving thereof); (vii) the application for quotation of the Securities in the PORTALSM Market (including all disbursements and listing fees); (viii) the approval of the Securities by DTC for “book-entry” transfer; (ix) the rating of the Securities and the Exchange Securities; (x) the fees and expenses of the Trustees, any agent of the Trustees and the counsel for the Trustees in connection with the Notes and the Guarantees, the Exchange Notes and the Exchange Guarantees; (xi) the performance by Merger Sub, the Company and the Guarantors of their other obligations under this Agreement; and (xii) all travel expenses (including one-half of the expenses related to chartered aircraft) of Merger Sub’s and the Company’s officers and employees and any other expenses of Merger Sub and the Company in connection with attending or hosting meetings with prospective purchasers of the Securities.

7. Conditions to Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers to purchase the Securities pursuant to section 3(a) hereof are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of Merger Sub, the Company and the Guarantors contained herein, to the performance by Merger

Sub, the Company and the Guarantors of their respective obligations hereunder and to each of the following additional terms and conditions:

(a) The Initial Purchasers shall not have discovered and disclosed to the Company on or prior to the Closing Date that the Pricing Disclosure Package as of the Time of Execution or the Offering Memorandum, as amended or supplemented, contains an untrue statement of a fact that, in the opinion of Milbank, Tweed, Hadley & McCloy LLP, is material or omits to state a fact that, in the opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement and the other Operative Documents, and all other legal matters relating to this Agreement and the Transactions shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and Merger Sub, the Company and the Guarantors shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c) Kirkland & Ellis LLP shall have furnished to the Initial Purchasers its written opinion, as counsel to each of Merger Sub, the Company and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit C hereto.

(d) Edwards Angell Palmer & Dodge LLP shall have furnished to the Initial Purchasers its written opinion, as special Massachusetts counsel to each of Merger Sub, the Company and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit D hereto.

(e) Hogan & Hartson LLP shall have furnished to the Initial Purchasers its written opinion, as special Virginia counsel to each of Merger Sub, the Company and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit E hereto.

(f) The Initial Purchasers shall have received from Milbank, Tweed, Hadley & McCloy LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Securities, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and each of Merger Sub and the Company shall have furnished to such counsel such documents and information as they reasonably request for the purpose of enabling them to pass upon such matters.

(g) The Initial Purchasers shall have received from Deloitte & Touche LLP a “comfort” letter relating to the Pricing Disclosure Package and the Offering Memorandum, addressed to the Initial Purchasers and dated as of the date hereof, in form and substance satisfactory to the Initial Purchasers, (i) confirming that they are independent registered public accountants within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package and the Offering Memorandum, as of a date not more than six days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information presented in the Pricing Disclosure Package and the Offering Memorandum and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort” letters to the Initial Purchasers in connection with offerings similar to the offering of the Securities in connection with registered public offerings. In addition, Deloitte & Touche LLP shall have furnished to the Initial Purchasers a letter (the “bring-down letter”) of such accountants, addressed to the Initial Purchasers and dated the Closing Date, in the form of the “comfort” letter delivered on the date hereof, except that it shall (i) state, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package and the Offering Memorandum, as of a date not more than six days prior to the date of the Closing Date), the conclusions and findings of such firm with respect to the financial information presented in the Pricing Disclosure Package and the Offering Memorandum and other matters covered by the “comfort” letter and (ii) confirm in all material respects the conclusions and findings set forth in the “comfort” letter.

(h) Each of Merger Sub and Parent Guarantor shall have delivered to the Initial Purchasers a certificate, dated the Closing Date and delivered on behalf of each of Merger Sub and Parent Guarantor by its Chief Executive Officer and its Chief Financial Officer, in such capacities, in form and substance satisfactory to the Initial Purchasers, to the effect that:

(i) the representations, warranties and agreements of such party in Section 2 are true and correct as of the Closing Date, each of such party has complied in all material respects with all of its agreements contained herein and each of such Issuer has fulfilled all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) such officer has carefully examined the Pricing Disclosure Package and the Offering Memorandum and, in such officer’s opinion, (A) neither the Pricing Disclosure Package, as of the Time of Execution and as of the Closing Date, nor the Offering Memorandum, as of its date and as of the Closing Date, contained any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (B) since the Time of Execution, no event has occurred which should have been set forth in a supplement or amendment to the Pricing Disclosure Package or the Offering Memorandum.

(i) Each of Merger Sub, the Company and each of the Guarantors shall have delivered to the Initial Purchasers a secretary’s certificate reasonably satisfactory to the Initial Purchasers which will include, but not be limited to, the following documents with respect to Merger Sub, the Company or such Guarantor: (i) charter or limited liability company agreement, as the case may be, (ii) by-laws or operating agreement, as the case may be, (iii) resolutions authorizing the Transactions contemplated hereby and (iv) certificates of good standing and/or qualification to do business as a foreign corporation in such jurisdiction as the Initial Purchasers may reasonably request.

(j) Subsequent to the Time of Execution (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) of the rules and regulations and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(k) (i) Neither Merger Sub and the Company nor any of their respective subsidiaries shall have sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree or (ii) since the Time of Execution, there shall not have been any change in the capital stock or long-term debt of the Company, any Guarantor or any of their respective subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries, taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, singularly or in the aggregate, in the judgment of the Initial Purchasers so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being delivered on the Closing Date on the terms and in the manner contemplated in the Pricing Disclosure Package and Offering Memorandum.

(l) The Securities shall have been designated for trading on the PORTALSM Market.

(m) Merger Sub shall have executed and delivered the Notes and Parent Guarantor shall have executed and delivered a notation of guarantee.

(n) Merger Sub and the Parent Guarantor shall have executed and delivered the Registration Rights Agreement, and the Initial Purchasers shall have received executed copies thereof.

(o) Merger Sub and the relevant Trustee shall have executed and delivered the Indentures, and the Initial Purchasers shall have received executed copies thereof.

(p) Holdings, Merger Sub and the Company shall have executed and delivered the Plan of Merger and the Initial Purchasers shall have received copies thereof, and each condition to the closing contemplated by the Plan of Merger will, on or prior to the Closing Date, have been satisfied or waived.

(q) All conditions to the effectiveness of the Credit Facilities, including the due authorization, execution and delivery of the Credit Facilities (copies of which will be provided to the Initial Purchasers on or before the Closing Date), have been satisfied or will be satisfied on the Closing Date.

(r) There shall exist, at and as of the Closing Date, no condition that would constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under any Operative Document as in effect at the Closing Date.

(s) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company or any Guarantor on any exchange or in the over-the-counter market, has been suspended or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a banking moratorium has been declared by Federal or state authorities; (iv) any attack on, outbreak of, or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity, crisis or emergency; or (v) the occurrence of any other calamity, crisis (including without limitation as a result of terrorist activities) or material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with offering or delivery of the Securities being delivered on the Closing Date or that, in the judgment of the Representatives, would materially and adversely affect the financial markets or the markets for the Securities and other debt securities.

(t) The Initial Purchasers shall have received such other documents as the Initial Purchasers may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

8. Indemnification and Contribution.

(a) Each of Merger Sub, the Company and each Guarantor, hereby agree, jointly and severally, to indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Securities), to which that Initial Purchaser, director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of any material fact contained (A) in the Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky application or other document prepared or executed by Merger Sub, the Company or any Guarantor (or based upon any written information furnished by Merger Sub, the Company or any Guarantor) specifically for the purpose of qualifying any or all of the Securities under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or (C) in any written materials or information provided to investors by, or with the approval of, Merger Sub or the Company in connection with the marketing of the offering of the Securities (“Marketing Materials”), including any roadshow or investor presentations made to investors by Merger Sub or the Company (whether in person or electronically) or (ii) the omission or alleged omission to state in any Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials, any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse each Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Merger Sub, the Company and the Guarantors shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Pricing Disclosure Package or Offering Memorandum, or in any such amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to Merger Sub through the Initial Purchasers by or on behalf of any Initial Purchaser specifically for inclusion therein. The foregoing indemnity agreement is in addition to any liability that Merger Sub, the Company or the Guarantors may otherwise have to any Initial Purchaser or to any director, officer, employee or controlling person of that Initial Purchaser.

(b) Each Initial Purchaser, severally and not jointly, hereby agrees to indemnify and hold harmless Merger Sub, the Company, each Guarantor, their respective officers and employees, each of their respective directors, and each person, if any, who controls Merger Sub, the Company or any Guarantor within the meaning of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which Merger Sub, the Company, any Guarantor or any such director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of any material fact contained (A) in the Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky Application, or (C) in any Marketing Materials or (ii) the omission or alleged omission to state in the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to Merger Sub by or on behalf of that Initial Purchaser specifically for inclusion therein, and shall reimburse Merger Sub, the Company, any Guarantor and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred by Merger Sub, the Company, any Guarantor or any such director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability that any Initial Purchaser may otherwise have to Merger Sub, the Company, any Guarantor or any such director, officer, employee or controlling person.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 9(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above, is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Merger Sub, the Company and the Guarantors, on the one hand, and the Initial Purchasers on the other with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by Merger Sub, the Company and the Guarantors, on the one hand, and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased under this Agreement (before deducting expenses) received by Merger Sub, the Company and the Guarantors, on the one hand, and the total underwriting discounts and commissions received by the Initial Purchasers with respect to the Securities purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Securities under this Agreement as set forth on the cover page of the Offering Memorandum. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of any material fact or omission or alleged omission to state a material fact relates to information supplied by Merger Sub, the Company or the Guarantors on the one hand or the Initial Purchasers on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. For purposes of the preceding two sentences, the net proceeds deemed to be received by Merger Sub and the Company shall be deemed to be also for the benefit of the Guarantors and information supplied by Merger Sub and the Company shall also be deemed to have been supplied by the Guarantors. Merger Sub, the Company, the Guarantors, and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities initially purchased by it were offered to the Eligible Purchasers exceeds the amount of any damages that such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.

(e) The Initial Purchasers severally confirm and Merger Sub, the Company and the Guarantors acknowledge that the statements with respect to the offering of the Securities by the Initial Purchasers set forth in the second to last paragraph on the front cover of the Offering Memorandum and, the fifth paragraph, the sixth paragraph, the sixth sentence of the tenth paragraph in the section entitled “Plan of Distribution” in the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company or any Guarantor by or on behalf of the Initial Purchasers specifically for inclusion in the Offering Memorandum.

9. Defaulting Initial Purchasers. If, on the Closing Date, an Initial Purchaser defaults in the performance of its obligations under this Agreement, the non-defaulting Initial Purchaser shall be obligated to purchase the aggregate principal amount of Senior Securities or Senior Subordinated Securities, as the case may be, that the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date; provided, however, that the non-defaulting Initial Purchaser shall not be obligated to purchase any of the Senior Securities or Senior Subordinated Securities, as the case may be, on the Closing Date if the aggregate principal amount of the Senior Securities or Senior Subordinated Securities, as the case may be, that the defaulting Initial Purchaser agreed but failed to purchase on such date exceeds 9.09% of the total aggregated principal amount of the Senior Securities or Senior Subordinated Securities, as the case may be, to be purchased on the Closing Date, and the non-defaulting Initial Purchaser shall not be obligated to purchase more than 110% of aggregate principal amount of the Senior Securities or Senior Subordinated Securities, as the case may be, that it agreed to purchase on the Closing Date pursuant to the terms of Section 3 hereof. If the foregoing maximums are exceeded, the non-defaulting Initial Purchaser shall have the right, but shall not be obligated, to purchase on the Closing Date the total aggregate amount of the Senior Securities or Senior Subordinated Securities, as the case may be, to be purchased on the Closing Date. If the non-defaulting Initial Purchaser does not elect to purchase the Senior Securities or Senior Subordinated Securities, as the case may be, that the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or Merger Sub, the Company or the Guarantors, except that Merger Sub, the Company and the Guarantors will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11.

Nothing contained herein shall relieve the defaulting Initial Purchaser of any liability it may have to Merger Sub, the Company or any Guarantor for damages caused by its default. If the non-defaulting Initial Purchaser is obligated or agrees to purchase the Securities of the defaulting Initial Purchaser, either the non-defaulting Initial Purchaser or the Company may postpone the Closing Date for up to seven full business days in order to effect any changes in the Offering Memorandum or in any other document or arrangement that in the opinion of counsel to the Company or counsel to the non-defaulting Initial Purchaser may be necessary.

10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by Merger Sub and the Company prior to delivery of and payment for the Securities if, prior to that time, any of the events described in Sections 7(j), (k) or (s) shall have occurred or if the Initial Purchasers shall decline to purchase the Securities for any reason permitted under this Agreement.

11. Reimbursement of Initial Purchasers’ Expenses. If the Issuers fail to tender the Securities for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of Merger Sub, the Company or any Guarantor to perform any agreement on their part to be performed, or because any other condition of the obligations hereunder required to be fulfilled by Merger Sub, the Company or any Guarantor is not fulfilled, Merger Sub, the Company and the Guarantors, jointly and severally, shall reimburse the Initial Purchasers for all reasonable out-of-

pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Securities, and upon demand Merger Sub, the Company or any Guarantor shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers, Merger Sub, the Company and the Guarantors shall not be obligated to reimburse any defaulting Initial Purchaser on account of such expenses.

12. No Fiduciary Duty. Each of Merger Sub, the Company and the Guarantors acknowledges and agrees that in connection with this offering and sale of the Securities or any other services, the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (i) no fiduciary or agency relationship between Merger Sub, the Company, the Guarantors and any other person, on the one hand, and the Initial Purchasers, on the other, exists; (ii) the Initial Purchasers are not acting as advisors, experts or otherwise to either Merger Sub, the Company or the Guarantors, including, without limitation, with respect to the determination of the terms and offering price of the Securities, and such relationship between Merger Sub, the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Initial Purchasers may have to Merger Sub, the Company or the Guarantors shall be limited to those duties and obligations specifically stated herein; and (iv) the Initial Purchasers and their respective affiliates may have interests that differ from those of Merger Sub, the Company and the Guarantors. Each of Merger Sub, the Company and the Guarantors hereby waive any claims that Merger Sub, the Company or the Guarantors may have against the Initial Purchasers with respect to any breach of fiduciary duty in connection with the issuance and sale of the Securities.

13. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to any Initial Purchasers, shall be delivered or sent by hand delivery, mail, telex, overnight courier or facsimile transmission to Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Department (Fax: (212) 822-5454), with a copy to Milbank, Tweed, Hadley & McCloy LLP, Attention: John H. Cobb (Fax: (212) 822-5451), and with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022;

(b) if to Merger Sub, the Company or any Guarantor, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, MA 01373, Attention: Jim Perley (Fax: (413) 665-9743), with a copy to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601-6636, Attention: Carol Anne Huff (Fax: (312) 861-2200) and Madison Dearborn Partners LLC, Three First National Plaza, Suite 3800, Chicago, Illinois 60601, Attention: Rob Selati (Fax: (312) 895-1306) and George Peinado (Fax: (312) 895-1181);

provided, however, that any notice to the Initial Purchasers pursuant to Section 8(c) shall be delivered or sent by hand delivery, mail, telex or facsimile transmission to such Initial Purchaser at its address set forth in its acceptance telex, overnight courier to Lehman Brothers Inc., which address will be supplied to any other party hereto by Lehman Brothers Inc. upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. Merger Sub and the Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Lehman Brothers Inc.

14. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, Merger Sub, the Company, the Guarantors and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations and warranties of the Issuers and the indemnities and agreements of Merger Sub, the Company and the Guarantors contained in this Agreement shall also be deemed to be for the benefit of directors, officers and employees of the Initial Purchasers and any person or persons who controls or control the Initial Purchasers within the meaning of Section 15 of the Act and, (B) the indemnity agreement of each of Merger Sub, the Company and the Guarantors contained in Section 8(a) of this Agreement shall be deemed for the benefit of the directors, officers and employees of the Initial Purchasers and any person controlling any of the Initial Purchasers within the meaning of Section 15 of the Act; and (C) the indemnity agreement of the Initial Purchasers contained in Section 8(b) of this Agreement shall be deemed to be for the benefit of directors, officers and employees of each of Merger Sub, the Company and the Guarantors and any person controlling Merger Sub, the Company or the Guarantors within the meaning of Section 15 of the Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 14 hereof, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

15. Survival. The respective indemnities, representations, warranties and agreements of Merger Sub, the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of any of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

16. Definition of the Terms “Business Day” and “Subsidiary.” For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading and (b) “subsidiary” has the meaning set forth in Rule 405 of the rules and regulations.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of law or choice of laws thereof.

18. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

19. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement among Merger Sub, Parent Guarantor and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

YANKEE ACQUISITION CORP.

By:	/s/ Bruce Besanko
Name: Bruce Besanko
Title: Chief Financial Officer

YANKEE HOLDING CORP.

By:	/s/ Bruce Besanko
Name: Bruce Besanko
Title: Chief Financial Officer

Accepted:

LEHMAN BROTHERS INC.

MERRILL LYNCH, FENNER, PIERCE & SMITH INCORPORATED

On behalf of themselves and as Representatives of the

Initial Purchasers listed on Schedule I

By:	LEHMAN BROTHERS INC.

By:	/s/ Peter J. Toal
Name: Peter J. Toal
Title: Managing Director

By:	MERRILL LYNCH, FENNER, PIERCE & SMITH INCORPORATED

By:	/s/ Barry S. Price
Name: Barry S. Price
Title: Managing Director

SCHEDULE I

Initial Purchasers	Principal Amount of Senior Securities to be Purchased	Principal Amount of Senior Subordinated Securities to be Purchased
Lehman Brothers Inc.	$211,250,000.00	$130,000,000.00
Merrill Lynch, Fenner, Pierce, & Smith Incorporated	$113,750,000.00	$70,000,000.00
Total	$325,000,000.00	$200,000,000.00

SCHEDULE II

List of Subsidiaries

YANKEE CANDLE RESTAURANT CORP.

QUALITY GIFT DISTRIBUTORS, INC.

AROMA NATURALS, INC.

YANKEE CANDLE ADMIN, LLC

YANKEE CANDLE EUROPE, LTD.

Exhibit A

Form of Registration Rights Agreement

Exhibit B

Form of Joinder Agreement

Exhibit C

Company Counsel Opinion

Exhibit D

Company Local Massachusetts Counsel Opinion

Exhibit E

Company Local Virginia Counsel Opinion